CONSENT OF Independent Registered Public

Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of DynaResource, Inc. of our report dated April 4, 2025, relating to the consolidated financial statements of DynaResource, Inc., for the years ended December 31, 2024 and 2023 which appear in Form 10-K.

/s/ DAVIDSON & COMPANY LLP

Vancouver, Canada Chartered Professional Accountants

April 4, 2025